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                 SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C. 20549


                              FORM 8-K

                           CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934



Date of Report (date of earliest event reported) February 18, 1994
                                                 -----------------


                     AMERICOLD CORPORATION
       (Exact name of registrant as specified in its charter)




           Oregon                   33-12173         93-0295215

(State or other jurisdiction   (Commission File   (IRS Employer
 of incorporation)             Number)        Identification No.)



7007 S.W. Cardinal Lane,  Suite 135,  Portland, Oregon      97224
  (Address of principal executive offices)               (Zip Code)


Registrant's telephone number:  (503) 624-8585



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Item 5.   OTHER EVENTS.

          On February 18, 1994, Americold Corporation (the "Company") received notice from the United States Attorney for the District of Kansas that a claim would be filed on behalf of the United States Department of Agriculture (the "U.S.D.A.") as a result of the December 1991 fire at the Company's Kansas City, Kansas underground warehouse facility. Although no formal complaint has been filed, the U.S. Attorney stated that it expects to file a claim in the approximate amount of $68 million for fire-related damage to commodity food-stuffs stored and computer equipment utilized at the Company's Kansas City, Kansas facility. The U.S. Attorney stated that it could not verify the exact amount of the damages at this time and did not state when a complaint would be filed.

          Although the Company carries substantial property, liability, warehouseman's legal liability and business interruption insurance, the claim submitted by the U.S. Attorney would, together with other pending claims, exceed the Company's insurance coverage by a material amount if such claims were established at trial. While the Company disputes it has any liability with respect to the Kansas City fire, there can be no assurance that the Company will not be found liable for damages or that the total damages resulting from the fire will not exceed its insurance coverage. A settlement conference was held on February 18-19, 1994 and a second conference is expected to be scheduled for March 8-9, 1994. In addition, further settlement discussions are anticipated prior to that time. Certain of the pending cases have been assigned a trial date of April 12, 1994.

          For further information regarding the Kansas City, Kansas fire, reference is made to Part I, Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Effect of Kansas City, Kansas Warehouse Fire" and Part II, Item 1, "Legal Proceedings" of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1993.


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                              SIGNATURE


          Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  February 24, 1994.



                                AMERICOLD CORPORATION



                                By: /s/ Lon V. Leneve
                                    ----------------------
                                    LON V. LENEVE, Vice President,
                                    Treasurer and Principal
                                    Accounting Officer